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                                                             EXHIBIT 10.184


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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        PAXSON COMMUNICATIONS CORPORATION

                                       AND

                       CHANNEL 49 ACQUISITION CORPORATION

                                       FOR

                           TELEVISION STATION WJCB-TV
                                NORFOLK, VIRGINIA

                                      * * *

                                OCTOBER 16, 1997


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                                TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS.......................................................................................   1
         "Accounts Receivable"................................................................................   1
         "Assets".............................................................................................   1
         "Assumed Contracts"..................................................................................   1
         "Closing"............................................................................................   1
         "Closing Date".......................................................................................   2
         "Consents"...........................................................................................   2
         "Contracts"..........................................................................................   2
         "Escrow Agent".......................................................................................   2
         "Escrow Agreement"...................................................................................   2
         "FCC"................................................................................................   2
         "FCC Consent"........................................................................................   2
         "FCC Licenses".......................................................................................   2
         "Final Order"........................................................................................   2
         "Intangibles"........................................................................................   2
         "Licenses"...........................................................................................   3
         "Modification Application"...........................................................................   3
         "New WHRO Tower".....................................................................................   3
         "Purchase Price".....................................................................................   3
         "Real Property"......................................................................................   3
         "Tangible Personal Property".........................................................................   3
         "To the best of Seller's knowledge"..................................................................   3

SECTION 2.  PURCHASE AND SALE OF ASSETS.......................................................................   3
         2.1      Agreement to Sell and Buy...................................................................   3
         2.2      Excluded Assets.............................................................................   4
         2.3      Purchase Price..............................................................................   5
         2.4      Payment of Purchase Price...................................................................   6
         2.5      Assumption of Liabilities and Obligations...................................................   6

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER..........................................................   7
         3.1      Organization, Standing, and Authority.......................................................   7
         3.2      Authorization and Binding Obligation........................................................   7
         3.3      Absence of Conflicting Agreements...........................................................   7
         3.4      Governmental Licenses.......................................................................   7
         3.5      Title to and Condition of Real Property.....................................................   8
         3.6      Title to and Condition of Tangible Personal Property........................................   8
         3.7      Contracts...................................................................................   9
         3.8      Consents....................................................................................   9
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         3.9      Intangibles....................................................................................   9
         3.10     Financial Statements...........................................................................  10
         3.11     Insurance......................................................................................  10
         3.12     Reports........................................................................................  10
         3.13     Personnel......................................................................................  11
         3.14     Taxes..........................................................................................  13
         3.15     Claims and Legal Actions.......................................................................  13
         3.16     Environmental Matters..........................................................................  13
         3.17     Compliance with Laws...........................................................................  15
         3.18     Conduct of Business in Ordinary Course.........................................................  15
         3.19     Transactions with Affiliates...................................................................  16
         3.20     Broker.........................................................................................  16
         3.21     Full Disclosure................................................................................  16

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................  16
         4.1      Organization, Standing, and Authority..........................................................  16
         4.2      Authorization and Binding Obligation...........................................................  16
         4.3      Absence of Conflicting Agreements..............................................................  16
         4.4      Broker.........................................................................................  17
         4.5      Full Disclosure................................................................................  17

SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING...........................................................  17
         5.1      Generally......................................................................................  17
         5.2      Compensation...................................................................................  18
         5.3      Contracts......................................................................................  18
         5.4      Disposition of Assets..........................................................................  18
         5.5      Encumbrances...................................................................................  18
         5.6      Licenses.......................................................................................  18
         5.7      Rights.........................................................................................  18
         5.8      No Inconsistent Action.........................................................................  18
         5.9      Access to Information..........................................................................  19
         5.10     Maintenance of Assets..........................................................................  19
         5.11     Insurance......................................................................................  19
         5.12     Consents.......................................................................................  19
         5.13     Books and Records..............................................................................  20
         5.14     Notification...................................................................................  20
         5.15     Financial Information..........................................................................  20
         5.16     Compliance with Laws...........................................................................  20
         5.17     Preservation of Business.......................................................................  20
         5.18     Personnel Recommendations......................................................................  20



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SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS.....................................................................  20
         6.1      FCC Consent....................................................................................  20
         6.2      Control of the Station.........................................................................  21
         6.3      Risk of Loss...................................................................................  21
         6.4      Confidentiality................................................................................  22
         6.5      Environmental Audit............................................................................  22
         6.6      Engineering Study..............................................................................  22
         6.7      Cooperation....................................................................................  22
         6.8      Bulk Sales Law.................................................................................  22
         6.9      Sales Tax Filings..............................................................................  22
         6.10     Access to Books and Records....................................................................  23
         6.11     Appraisal......................................................................................  23
         6.12     Noncompetition Agreement.......................................................................  23
         6.13     Section 1031 Exchange..........................................................................  23

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
                  AT CLOSING.....................................................................................  24
         7.1      Conditions to Obligations of Buyer.............................................................  24
         7.2      Conditions to Obligations of Seller............................................................  25

SECTION 8.  CLOSING AND CLOSING DELIVERIES.......................................................................  25
         8.1      Closing........................................................................................  25
         8.2      Deliveries by Seller...........................................................................  26
         8.3      Deliveries by Buyer............................................................................  27

SECTION 9.  TERMINATION..........................................................................................  27
         9.1      Termination by Seller..........................................................................  27
         9.2      Termination by Buyer...........................................................................  28
         9.3      Rights on Termination..........................................................................  29

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                    INDEMNIFICATION; CERTAIN REMEDIES............................................................  30
         10.1     Representations and Warranties.................................................................  30
         10.2     Indemnification by Seller......................................................................  30
         10.3     Indemnification by Buyer.......................................................................  31
         10.4     Procedure for Indemnification..................................................................  31
         10.5     Specific Performance...........................................................................  32
         10.6     Attorneys' Fees................................................................................  32
         10.7     Limitations....................................................................................  32

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SECTION 11.  MISCELLANEOUS.......................................................................................  33
         11.1     Fees and Expenses..............................................................................  33
         11.2     Arbitration....................................................................................  33
         11.3     Notices........................................................................................  33
         11.4     Benefit and Binding Effect.....................................................................  34
         11.5     Further Assurances.............................................................................  34
         11.6     Governing Law..................................................................................  35
         11.7     Headings.......................................................................................  35
         11.8     Gender and Number..............................................................................  35
         11.9     Entire Agreement...............................................................................  35
         11.10    Waiver of Compliance; Consents.................................................................  35
         11.11    Press Release..................................................................................  35
         11.12    Counterparts...................................................................................  36
         11.14    Time Brokerage Agreement.......................................................................  36



                                LIST OF SCHEDULES

                  Schedule 2.2             --        Excluded Assets
                  Schedule 3.3             --        Consents
                  Schedule 3.4             --        Licenses and Cable Carriage
                  Schedule 3.5             --        Real Property
                  Schedule 3.6             --        Tangible Personal Property
                  Schedule 3.7             --        Contracts
                  Schedule 3.9             --        Intangibles
                  Schedule 3.10            --        Financial Statements
                  Schedule 3.11            --        Insurance
                  Schedule 3.13            --        Personnel
                  Schedule 3.19            --        Transactions with Affiliates
                  Schedule 6.12            --        Noncompetition Agreement
                  Schedule 8.2(i)          --        Opinion of Seller's Counsel
                  Schedule 8.3(d)          --        Opinion of Buyer's Counsel
                  Schedule 9.4             --        Escrow Agreement
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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is dated as of the 16th day of October, 1997, by and between Paxson Communications Corporation, a Delaware corporation
("Buyer"), and Channel 49 Acquisition Corporation, a Virginia corporation
("Seller").

                                 R E C I T A L S

         A. Seller is the licensee of and owns and operates television station
WJCB-TV, Norfolk, Virginia (the "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC").

         B. Seller desires to sell, and Buyer desires to buy, substantially all the assets that are used or useful in the business or operations of the Station, for the price and on the terms and conditions set forth in this Agreement.

                               A G R E E M E N T S

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1.  DEFINITIONS

         The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Accounts Receivable" means the rights of Seller to payment for the sale of advertising time run on the Station by Seller prior to the Closing Date.

         "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

         "Assumed Contracts" means (i) all Contracts listed in Schedule 3.7 that are specifically designated on Schedule 3.7 as Contracts that are to be assumed by Buyer upon its purchase of the Station, (ii) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume, and (iii) time sales contracts entered into by Seller in compliance with Section 5.3.

         "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.




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                                      - 2 -

         "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

         "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

         "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or which are binding upon Seller and which relate to or affect the Assets or the business or operations of the Station, and
(i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date.

         "Escrow Agent" means First Union National Bank.

         "Escrow Agreement" means the Escrow Agreement dated as of the date hereof among Buyer, Seller and the Escrow Agent.

         "FCC" means the Federal Communications Commission.

         "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement.

         "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Station.

         "Final Order" means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.




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                                      - 3 -

         "Licenses" means all licenses, permits, and other authorizations issued by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authorities to Seller in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Modification Application" means the construction permit application filed by Seller with the FCC on June 27, 1996 (FCC File No. BPCT-960627KK) and amended on June 9, 1997 seeking authority to change the Station's ERP, HAAT, and transmitter location.

         "New WHRO Tower" means the television transmission tower located at the site specified in the Modification Application.

         "Purchase Price" means the purchase price specified in Section 2.3.

         "Real Property" means all real property and interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "Tangible Personal Property" means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date.

         "To the best of Seller's knowledge" means to the actual knowledge of James L. Lockwood, Jr., Pamela Lawson and Dave Hanna.

SECTION 2.  PURCHASE AND SALE OF ASSETS

         2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller, all of the tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Station, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for liens for current taxes not yet due and payable), including the following:




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                                      - 4 -

                  (a) The Tangible Personal Property;

                  (b) The Real Property;

                  (c) The Licenses;

                  (d) The Assumed Contracts;

                  (e) The Intangibles and all intangible assets of Seller relating to the Station that are not specifically included within the Intangibles, including the goodwill of the Station, if any;

                  (f) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, including filings with the FCC relating to the business and operation of the Station;

                  (g) Except as provided in Section 2.2(e), all choses in action of Seller relating to the Station; and

                  (h) All books and records relating to the business or operations of the Station, including executed copies of the Assumed Contracts, and all records required by the FCC to be kept by the Station, provided, however, that Buyer shall provide Seller with reasonable access to such books and records for a period of seven (7) years after the Closing Date as requested by Seller in connection with tax or other government or regulatory matters.

         2.2 Excluded Assets. The Assets shall exclude the following assets:

                  (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

                  (b) All books and records that Seller is required by law to retain;

                  (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

                  (d) Seller's articles of incorporation, bylaws, minutes, resolutions, stock ledger, and other corporate records;




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                                      - 5 -

                  (e) Any and all claims which Seller may have against Tidewater
Christian Communications Corporation ("TCCC") or any principal or representative thereof; and any rights of Seller pursuant to that certain Asset Purchase
Agreement between Seller and TCCC dated as of March 4, 1997, or any agreement, document, or instrument delivered pursuant to said Asset Purchase Agreement, including without limitation that certain Escrow Agreement among Lockwood
Broadcasting, Inc., TCCC, and First Union National Bank of Virginia dated as of
April 2, 1997;

                  (f) Any and all Assets disposed of or consumed between the date of this Agreement and the Closing in accordance with the terms of Section
5.4 hereof;

                  (g) Any claims of Seller against any officer, director, principal, or shareholder of Seller;

                  (h) Sales, income and other tax refunds, and claims therefor, relating to the period prior to the Closing;

                  (i) All records pertaining to Seller's financial relationship with lenders or investors;

                  (j) Accounts Receivable; and

                  (k) All property listed on Schedule 2.2 hereto.

         2.3 Purchase Price. The Purchase Price for the Assets and the covenants of Seller set forth in the Noncompetition Agreement referred to in Section 6.12 shall be Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000) adjusted as provided below:

                  (a) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of expenses. All expenses arising from the operation of the Station, including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), FCC annual regulatory fees and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.




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                                      - 6 -

                  (b) Manner of Determining Adjustments. Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety
(90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the adjustments to the Purchase
Price under Section 2.3(a). The preliminary settlement statement (i) shall contain all information reasonably necessary to determine the adjustments to the Purchase Price under Section 2.3(a), to the extent such adjustments can be determined or estimated as of the date of the preliminary settlement statement, and such other information as may be reasonably requested by Buyer, and (ii) shall be certified by Seller to be true and complete in all material respects as of the date thereof.

         2.4 Payment of Purchase Price. The Purchase Price, as adjusted, shall be paid by Buyer to Seller at Closing by wire transfer of same-day funds pursuant to wire instructions which shall be delivered by Seller to Buyer, at least two (2) days prior to the Closing Date.

         2.5 Assumption of Liabilities and Obligations. As of the Closing Date,
Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities of Seller under the Licenses and the Assumed Contracts insofar as they relate to the time on and after the Closing Date, and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements, (v) any obligations or liabilities arising under agreements entered into other than in the ordinary course of business, (vi) any obligations or liabilities of Seller under any employee pension, retirement, health and welfare or other benefit plans or collective bargaining agreements, (vii) any obligation to any employee of the Station for severance benefits, vacation time, or sick leave accrued prior to the Closing Date, or (viii) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Closing, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller. Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, Buyer shall assume, effective as of the Closing Date, any and all liabilities of Seller under Contracts entered into by Seller between the date of this Agreement and the Closing Date at the direction or request of Buyer in Buyer's capacity as Programmer under that certain Time Brokerage Agreement between Buyer and Seller
(the "TBA").




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                                      - 7 -

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 Organization, Standing, and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia. Seller has all requisite power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Station as now conducted, and (iii) to execute and deliver this Agreement, the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder.
Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any part of the operations of the Station or any of the Assets.

         3.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Seller have been duly authorized by all necessary actions on the part of Seller and its shareholder.
This Agreement and the Escrow Agreement have been duly executed and delivered by Seller and constitute the legal, valid, and binding obligations of Seller, enforceable against it in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

         3.3 Absence of Conflicting Agreements. Subject to obtaining the
Consents listed on Schedule 3.3, the execution, delivery, and performance of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both):
(i) do not require the consent of any third party; (ii) will not conflict with any provision of the Articles of Incorporation or Bylaws of Seller; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Seller is a party or by which Seller may be bound; and (v) will not create any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon any of the Assets.

         3.4 Governmental Licenses. Schedule 3.4 includes a true and complete list of the Licenses. Seller has delivered to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto). To the best of Seller's knowledge, the Licenses have been validly issued. Seller is the authorized legal holder of all Licenses. The Licenses listed on Schedule 3.4 comprise all of the licenses, permits, and other authorizations required from any governmental or regulatory authority for the lawful conduct of the business and operations of the Station in the manner and to the full extent they are now conducted, and none of the Licenses is subject to any restriction or condition that would limit the full operation of the Station as now operated. The Licenses are in full force and effect and the conduct of the business and operations of the Station is in accordance therewith. Seller has no reason to believe that any of the Licenses issued by the FCC would not be renewed by the FCC in the ordinary course. The Station's city of license, as determined by the FCC, is located within the Norfolk-Portsmouth-Newport News-Hampton, Virginia Area of Dominant Influence as defined by the 1991-1992 Area of Dominant Influence Market Guide published by The Arbitron Co. and the Norfolk-Portsmouth-Newport News, Virginia Designated Market Area as defined by the 1996 United States Television Household Estimates published by Nielsen Media Research. With respect to the period commencing on April 2, 1997 and, to the best of Seller's knowledge, with respect to the period prior to April 2, 1997, no cable system has advised Seller of any signal quality or copyright indemnity or other prerequisite to cable carriage of the Station's signal, and no cable system has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC. Schedule 3.4 lists the cable systems carrying the Station.

         3.5 Title to and Condition of Real Property. Seller owns no Real Property. All Real Property consists of leasehold interests only. Schedule 3.5 contains a complete and accurate description of all Real Property and Seller's interests therein (including street address, legal description, owner, and use and the location of all improvements thereon). The Real Property listed on
Schedule 3.5 comprises all real property interests necessary to conduct the business and operations of the Station as now conducted. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement so long as Seller fulfills its obligations under the lease therefor, Seller has enforceable rights to nondisturbance and quiet enjoyment, and to the best of Seller's knowledge, no third party holds any interest in the leased premises with the right to foreclose upon Seller's leasehold or subleasehold interest. All towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.5. All Real Property (including the improvements thereon)
(i) is in good condition and repair consistent with its present use, (ii) is available for immediate use in the conduct of the business and operations of the Station, and (iii) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property.

         3.6 Title to and Condition of Tangible Personal Property. Schedule 3.6 lists all material items of Tangible Personal Property. The Tangible Personal Property listed on Schedule 3.6 comprises all material items of tangible personal property currently used by Seller to conduct the business and operations of the Station as now conducted. Except as described in Schedule 3.6, Seller owns and has good title to each item of Tangible Personal



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                                      - 9 -

Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. Each item of Tangible Personal Property will be conveyed by Seller to Buyer at Closing "as is/where is," and Seller makes no representations or warranties regarding the condition of the Tangible Personal Property.

         3.7 Contracts. Schedule 3.7 is a true and complete list of all Contracts except contracts with advertisers for the sale of advertising time on the Station for cash at prevailing rates and which have not been prepaid and which may be canceled by the Station without penalty on not more than thirty days' notice. Seller has delivered to Buyer true and complete copies of all written Contracts, true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts), and a schedule summarizing Seller's obligations under trade and barter agreements relating to the Station. Other than the Contracts listed on Schedule 3.7 and cash programming contracts, Seller requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts are in full force and effect, and are valid, binding, and enforceable in accordance with their terms. There is not under any Assumed Contract any default by Seller or, to the best of Seller's knowledge, any other party thereto. Seller is not aware of any intention by any party to any Assumed Contract (i) to terminate such contract or amend the terms thereof, (ii) to refuse to renew the Assumed Contract upon expiration of its term, or (iii) to renew the Assumed Contract upon expiration only on terms and conditions which are more onerous than those now existing. Except for the need to obtain the Consents listed in Schedule 3.3, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability, or continuation of any of the Assumed Contracts. Buyer shall assume no programming contracts. Seller is not a party to any capital or financing lease with respect to any of the Assets.

         3.8 Consents. Except for the FCC Consent provided for in Section 6.1 and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required (i) to consummate this Agreement and the transactions contemplated hereby, (ii) to permit Seller to assign or transfer the Assets to Buyer, or (iii) to enable Buyer to conduct the business and operations of the Station in essentially the same manner as such business and operations are now conducted.

         3.9 Intangibles. Schedule 3.9 is a true and complete list of all Intangibles (exclusive of those listed in Schedule 3.4), all of which are valid and in good standing and to the best of Seller's knowledge, uncontested. Seller has delivered to Buyer copies of all documents establishing or evidencing all Intangibles. To the best of Seller's knowledge, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. The Intangibles listed on Schedule 3.9 comprise all intangible property interests necessary to conduct the business and operations of the Station as now conducted.

         3.10 Financial Statements. Schedule 3.10 hereto contains true and complete copies of financial statements including balance sheets, statements of operations and a statement of operating cash flow for the period ending August 31, 1997 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Seller, accurately reflect, in all material respects, the books, records, and accounts of the Station (which books, records, and accounts are complete and correct), are complete and correct in all material respects, and present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements materially understates the true costs and expenses of conducting the business or operations of the Station, fails to disclose any material contingent liabilities, or materially overstates the revenues of the Station.

         3.11 Insurance. Schedule 3.11 is a true and complete list of all insurance policies of Seller that insure any part of the Assets or the business of the Station. All policies of insurance listed in Schedule 3.11 are in full force and effect. The insurance policies listed in Schedule 3.11 are adequate in amount with respect to, and for the full value (subject to customary deductibles) of, the Assets, and insure the Assets and the business of the Station against all customary and foreseeable risks. During the period commencing on April 2, 1997, no insurance policy of Seller on the Assets or the Station has been canceled by the insurer and no application of Seller for insurance has been rejected by any insurer.

         3.12 Reports. With respect to the period commencing on April 2, 1997 and, to the best of Seller's knowledge, with respect to the period prior to April 2, 1997, all reports and statements that the Station is currently required to file with the FCC have been filed, and all reporting requirements of the FCC have been complied with. With respect to the period commencing on April 2, 1997 and, to the best of Seller's knowledge, with respect to the period prior to April 2, 1997, all of such reports and statements are substantially complete and correct as filed. Seller has timely paid to the FCC all annual regulatory fees payable with respect to the FCC Licenses for the fiscal year 1997 (commencing October 1, 1996 and ending September 30, 1997).

         3.13     Personnel.

                  (a) All of Seller's Employee Plans and Compensation Arrangements are listed in Schedule 3.13, and complete and accurate copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) have been furnished to

Buyer, along with copies of any employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Descriptions of any unwritten Employee Plans or Compensation Arrangements also are provided in
Schedule 3.13. Schedule 3.13 also contains a true and complete list of all employees of the Station, their job description, date of hire, salary and amount and date of last salary increase.

                  (b) Each Employee Plan and Compensation Arrangement has been administered in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Federal or state laws. Seller is not aware of the existence of any governmental audit or examination of any Employee Plan or Compensation Arrangement or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the best of Seller's knowledge, threatened against any of such plans or arrangements, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim.

                  (c) Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to the employees of the Station, and neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et seq. of ERISA.

                  (d) Except as described in Schedule 3.13, neither Seller nor any other trade or business under common control with Seller (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or contributes to any Employee Plan or Compensation Arrangement that provides retiree medical or retiree life insurance coverage to former employees of Seller at the Station.

                  (e) Except as described in Schedule 3.13, with respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement: (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter, and no plan amendment that is not the subject of a favorable determination letter would affect the validity of an Employee Plan's letter; (ii) no prohibited transaction, within the definition of section 4975 of the Code or Title 1, Part 4 of ERISA, has occurred which would subject Seller to any liability; and (iii) all contributions, premiums or payments accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by the Seller prior to the Closing, including, but not limited to, contributions thereto with respect to the plan year ending immediately prior to the Closing.

                  (f) For purposes of this Agreement, the following terms shall have the meaning indicated: (i) "Employee Plan" shall mean any pension, profit-sharing, deferred compensation, vacation, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA to which Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) contributes or to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound which provides benefits to persons employed or previously employed at the Station; (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; (iii) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of Seller or any entity related to Seller (under the terms of Section 414(b), (c), (m) or (o) of the Code) employed or previously employed at the Station any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; (iv) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, any successor thereto and any regulations promulgated thereunder; and (v) "Multi-employer Plan" means a plan, as defined in ERISA Section 3(37), to which Seller or any entity related to Seller (under the terms of Section 414(b) or (c) of the Code) contributes or is required to contribute.

                  (g) Seller is not a party to or subject to any collective bargaining agreements with respect to the Station. Seller has no written or oral contracts of employment with any employee of the Station, other than those listed in Schedule 3.7. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and Seller has not received any notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No controversies, disputes, or proceedings are pending or, to the best of Seller's knowledge, threatened, between Seller and any employee (singly or collectively) of the Station. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station. To the best of Seller's knowledge, there is no union campaign being conducted to represent any employees of the Station or to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Station.

         3.14 Taxes. Seller has filed or caused to be filed all federal income tax returns and all other federal, state, county, local, or city tax returns which are required to be filed, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Station, and no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

         3.15 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Station or otherwise relating to the Assets or the business or operations of the Station, nor does Seller know or have reason to be aware of any basis for the same. In particular, but without limiting the generality of the foregoing, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened (i) before the FCC relating to the business or operations of the Station other than rule making proceedings which affect the television industry generally, (ii) before any federal or state agency relating to the business or operations of the Station involving charges of illegal discrimination under any federal or state employment laws or regulations, or
(iii) before any federal, state, or local agency relating to the business or operations of the Station involving zoning issues under any federal, state, or local zoning law, rule, or regulation.

         3.16     Environmental Matters.

                  (a) Seller has complied in all material respects with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller in connection with its ownership or operation of the Station alleging any failure to comply with any such law, rule, or regulation.

                  (b) To the best of Seller's knowledge, Seller has no liability relating to its operation of the Station (and there is no basis related to the present operations, properties, or facilities of Seller for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                  (c) To the best of Seller's knowledge, Seller has no liability relating to its operation of the Station (and Seller has not handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against Seller giving rise to any such liability) for damage to any site, location, or body of water (surface of subsurface) or for illness or personal injury.

                  (d) To the best of Seller's knowledge, Seller has no liability relating to its operation of the Station (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning employee health and safety.

                  (e) To the best of Seller's knowledge, Seller has no liability relating to its operation of the Station (and Seller has not exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability) for any illness or personal injury to any employee.

                  (f) In connection with its ownership or operation of the Station, Seller has obtained, and been in compliance in all material respects with all of the terms and conditions of, all permits, licenses, and other authorizations which are required under, and has in all material respects complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations (including all codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste has ever been manufactured, buried, stored, spilled, leaked, discharged, emitted, or released by Seller in violation of any federal, state, or local law, rule or regulation in connection with its operation of the Station or, to the best of Seller's knowledge, by any other party on any Real Property.

         3.17 Compliance with Laws. Seller has complied in all material respects with the Licenses and all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Station. With respect to the period commencing on April 2, 1997 and, to the best of Seller's knowledge, with respect to the period prior to April 2, 1997, neither the ownership or use of the properties of the Station nor the conduct of the business or operations of the Station conflicts with the rights of any other person or entity.

         3.18 Conduct of Business in Ordinary Course. Seller has conducted the business and operations of the Station only in the ordinary course and has not:

                  (a) Suffered any material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station;

                  (b) Made any material increase in compensation payable or to become payable to any of the employees of the Station, or any bonus payment made or promised to any employee of the Station, or any material change in personnel policies, employee benefits, or other compensation arrangements affecting the employees of the Station;

                  (c) Made any sale, assignment, lease, or other transfer of any of the Station's properties other than in the normal and usual course of business with suitable replacements being obtained therefor;

                  (d) Canceled any debts owed to or claims held by Seller with respect to the Station, except in the normal and usual course of business;

                  (e) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Station; or

                  (f) Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, franchise, or similar right, or modified any existing right relating to the Station.

         3.19 Transactions with Affiliates. Except as set forth in Schedule 3.19, Seller has not been involved in any business arrangement or relationship relating to the Station with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Station. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

         3.20 Broker. Neither Seller nor any person acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         3.21 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and, upon the comment of the TBA, will be duly qualified to conduct business as a foreign corporation in the State of Virginia. Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement and the Escrow Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer. This Agreement and the Escrow Agreement have been duly executed and delivered by Buyer and constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as the enforceability of this Agreement and the Escrow Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         4.3 Absence of Conflicting Agreements. Subject to obtaining the Consents, the execution, delivery, and performance by Buyer of this Agreement and the Escrow Agreement and the documents contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party; (ii) will not conflict with the Certificate of Incorporation or Bylaws of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

         4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

         4.5 Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact and required to make any statement made herein or therein not misleading.

         4.6 Qualification as FCC Licensee. Buyer knows of no fact or circumstance which could, under the Communications Act of 1934, as amended, or the rules, regulations, and policies of the FCC, reasonably be expected to disqualify or preclude Buyer from assuming the FCC Licenses. To Buyer's knowledge, there are no proceedings, complaints, notices of forfeiture, claims or investigations pending or threatened against Buyer or any principal, officer, or director, of Buyer that could reasonably be expected to prevent Buyer from assuming the FCC Licenses.

         4.7. Litigation. There are no actions, suits, or proceedings against Buyer, including, without limitation arbitration proceedings, whether or not the defense thereof or liabilities in respect thereof are covered by insurance, pending, or to Buyer's knowledge threatened, which could reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement, or which could reasonably be expected to, in any material respect, interfere with Buyer's performance of its obligations under this Agreement, and Buyer knows of no basis for any such action or proceeding.

SECTION 5.  OPERATIONS OF THE STATION PRIOR TO CLOSING

         5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, and subject to the provisions of the TBA, Seller shall operate the Station diligently in the ordinary course of business in accordance with its past practices (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

         5.2 Compensation. Seller shall not increase the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Station, except in accordance with past practices, provided, however, that Seller shall have the right to pay bonuses and/or severance payments to its employees payable at Closing.

         5.3 Contracts. Seller will not enter into any contract or commitment relating to the Station or the Assets, or amend or terminate any Contract (or waive any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on Buyer after Closing, except for cash time sales agreements made in the ordinary course of business, and except Contracts entered into by Seller at Buyer's direction in accordance with the TBA. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date, together with copies of such Contracts.

         5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Station or in connection with the acquisition of replacement property of equivalent kind and value.

         5.5 Encumbrances. Seller shall not create, assume or permit to exist any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on
Schedule 3.5 and Schedule 3.6, which shall be removed prior to the Closing Date,
(ii) liens for current taxes not yet due and payable, and (iii) mechanics' liens and other similar liens, which shall be removed prior to the Closing Date.

         5.6 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the Licenses to expire or to be revoked, suspended, or modified, or take any action that could cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Licenses. Seller shall not fail to prosecute with due diligence any applications to any governmental authority in connection with the operation of the Station.

         5.7 Rights. Seller shall not waive any right relating to the Station or any of the Assets. Seller shall not cause, by any act or failure to act, any cable system located within the Station's Area of Dominant Influence to refuse to carry the Station's signal.

         5.8 No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.9 Access to Information. Seller shall give Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts, and documents relating to the Station for the purpose of audit and inspection, including inspections incident to the environmental study described in Section
6.5 and the engineering study described in Section 6.6, and will furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Station that Buyer may reasonably request (including any financial reports and operations reports produced with respect to the affairs and business of the Station). Without limiting the generality of the foregoing, Seller shall give Buyer and its counsel, accountants and other authorized representatives reasonable access to Seller's financial records and Seller's employees, counsel, accountants and other representatives for the purpose of preparing and auditing such financial statements as Buyer determines, in its sole judgment, are required or advisable to comply with federal or state securities laws and the rules and regulations of securities markets as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.10 Maintenance of Assets. Seller shall use its best efforts and take all reasonable actions to maintain all of the Assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of the Assets in a reasonable manner and in accordance with the terms of the FCC Licenses, all rules and regulations of the FCC and generally accepted standards of good engineering practice. Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

         5.11 Insurance. Seller shall maintain the existing insurance policies on the Station and the Assets.

         5.12 Consents. Seller shall diligently and in good faith seek to obtain the Consents and the estoppel certificates described in Section 8.2(b), without any change in the terms or conditions of any Contract or License that could be less advantageous to the Station than those pertaining under the Contract or License as in effect on the date of this Agreement. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Upon Buyer's request, Seller shall cooperate with Buyer and use it best efforts to obtain from the lessors under each Real Property lease such estoppel certificates and consents to the collateral assignment of the lessee's interest under each such lease as Buyer's senior lenders may request.

         5.13 Books and Records. Seller shall maintain its books and records relating to the Station in accordance with past practices.

         5.14 Notification. Seller shall promptly notify Buyer in writing of any unusual or material developments with respect to the business or operations of the Station, and of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

         5.15 Financial Information. Seller shall furnish to Buyer within twenty days after the end of each month ending between the date of this Agreement and the Closing Date a statement of income and expense and a statement of operating cash flow for the month just ended and such other financial information (including information on payables and receivables) as Buyer may reasonably request. All financial information delivered by Seller to Buyer pursuant to this Section shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied, shall accurately reflect, in all material respects, the books, records, and accounts of the Station, shall be complete and correct in all material respects, and shall, in all material respects, present fairly the financial condition of the Station as at their respective dates and the results of operations for the periods then ended.

         5.16 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Station.

         5.17 Preservation of Business. Except to the extent delegated to Buyer pursuant to the TBA, Seller shall use its best efforts to preserve the business and organization of the Station and use its best efforts to keep available to the Station its present employees and to preserve the audience of the Station and the Station's present relationships with suppliers, advertisers, and others having business relations with it, to the end that the business, operations, and prospects of the Station shall be unimpaired at the Closing Date.

         5.18 Personnel Recommendations. Seller shall promptly notify Buyer as personnel vacancies occur at the Station and consider for employment all personnel recommended by Buyer for such vacant positions.

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

         6.1  FCC Consent.

                  (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

                  (b) Seller and Buyer shall promptly prepare an appropriate application for the FCC Consent and shall file the application with the FCC within five (5) business days of the execution of this Agreement. The parties shall prosecute the application with all reasonable diligence and otherwise use their best efforts to obtain a grant of the application as expeditiously as practicable. Each party agrees to comply with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under
Section 9.

         6.2 Control of the Station. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of all of the Station programs, employees, and policies, shall be the sole responsibility of Seller until the Closing, provided, however, that the parties acknowledge that certain programming rights have been granted by Seller to Buyer pursuant to the TBA.

         6.3 Risk of Loss.

                  (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

                  (b) If any damage or destruction of the Assets or any other event occurs which (i) causes the Station to cease broadcasting operations for a period of ten or more days or (ii) prevents in any material respect signal transmission by the Station in the normal and usual manner and Seller fails to restore or replace the Assets so that normal and usual transmission is resumed within ten days of the damage, destruction or other event, Buyer, in its sole discretion, may (x) terminate this Agreement forthwith without any further obligations hereunder upon written notice to Seller, in which event all funds held by the Escrow Agent pursuant to the Escrow Agreement, including all interest and other proceeds from the investment of such funds, shall be immediately returned to Buyer, or (y) proceed to consummate the transaction contemplated by this Agreement and complete the restoration and replacement of the Assets after the Closing Date, in which event Seller shall deliver to Buyer all insurance proceeds received in connection with such damage, destruction or other event.

         6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including Buyer's obtaining of financing related hereto, and except as and to the extent required by law, including, without limitation, disclosure requirements of federal or state securities laws and the rules and regulations of securities markets, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by the such party from the other party in connection with the transactions contemplated by this Agreement.

         6.5 Environmental Audit. Buyer may, at its option and expense, retain an environmental consultant to be selected by Buyer to perform a Phase I environmental survey of the properties of the Station. If the survey discloses any material environmental hazard or material possibility of future liability for environmental damages or clean-up costs, Buyer shall so notify Seller as soon as practicable.

         6.6 Engineering Study. Buyer may, at its option and expense, retain an engineering firm to conduct a proof of performance study of the Station and to prepare a report on the Station's compliance with customary engineering practices and all applicable FCC rules, regulations, prescribed practices, and technical standards. If the survey discloses any material deficiencies in the operations or equipment of the Station, Buyer shall so notify Seller as soon as practicable.

         6.7 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation (i) to expend funds to obtain any of the Consents or (ii) to agree to any adverse change in any License or Assumed Contract to obtain a Consent required with respect thereto.

         6.8 Bulk Sales Law. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales laws. Seller shall indemnify and hold harmless Buyer from and against any and all losses, costs, damages, and expenses (including without limitation reasonable attorney's fees actually incurred) pertaining to Seller's noncompliance with any applicable bulk sales laws.

         6.9 Sales Tax Filings. Seller shall continue to file Virginia sales tax returns with respect to the Station in accordance with Seller's past practices and shall concurrently deliver copies of all such returns to Buyer.

         6.10 Access to Books and Records. Seller shall provide Buyer access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets that are not included in the Assets. Except where a longer period of time has been agreed to elsewhere in the Agreement, Buyer shall provide Seller access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

         6.11 Appraisal. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by Bond and Pecaro and the fee of such firm shall be paid for one-half by Buyer and one-half by Seller.

         6.12 Noncompetition Agreement. At Closing, Buyer and Seller shall enter into a Noncompetition Agreement in the form of Schedule 6.12 and $295,000 of the Purchase Price shall be allocated to the covenants of Seller set forth therein.

         6.13 Section 1031 Exchange.

                  (a) Buyer and Seller shall cooperate in good faith to enable Seller to effectuate the sale of the Assets as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code, as amended, including without limitation the assignment of Seller's rights under this Agreement to a qualified intermediary, provided that such tax-free exchange does not impose any material additional expenses upon Buyer. Buyer shall have no liability to Seller based on any failure of this transaction to qualify for treatment under Section 1031. Without limiting the foregoing, Buyer agrees that Seller may assign its rights under this Agreement to a qualified intermediary ("Seller's Qualified Intermediary") with whom Seller may enter into an exchange agreement providing for, inter alia, Seller's Qualified Intermediary's receipt of the Purchase Price. Notwithstanding any such assignment by Seller to Seller's Qualified
Intermediary: (i) all representations, warranties, covenants, and agreements made in this Agreement by Buyer for the benefit of Seller shall remain for the benefit of, and shall be enforceable by, Seller; (ii) Buyer shall remain liable to Seller for all of Buyer's obligations under this Agreement; (iii) such assignment shall not deprive Buyer of rights or benefits, or relieve Seller of any obligations or liabilities, under this agreement; (iv) Buyer shall not be obligated to expend funds or incur obligations or liabilities in connection therewith; (v) Seller shall indemnify and hold harmless Buyer from and against any and all lost, liability, cost and expense arising and resulting from any such transaction.

                  (b) Buyer and Seller shall cooperate in good faith to enable Buyer to effectuate the purchase of the Assets as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code, as amended, including without limitation the assignment of Buyer's rights under this Agreement to a qualified intermediary, provided that such tax-free exchange does not impose any material additional expenses upon Seller. Seller shall have no liability to Buyer based on any failure of this transaction to qualify for treatment under

Section 1031. Without limiting the foregoing, Seller agrees that Buyer may assign its rights under this Agreement to a qualified intermediary ("Buyer's Qualified Intermediary") with whom Buyer may enter into an exchange agreement providing for, inter alia, Buyer's Qualified Intermediary's disbursement of the Purchase Price. Notwithstanding any such assignment by Buyer to Buyer's Qualified Intermediary: (i) all representations, warranties, covenants, and agreements made in this Agreement by Seller for the benefit of Buyer shall remain for the benefit of, and shall be enforceable by, Buyer; (ii) Seller shall remain liable to Buyer for all of Seller's obligations under this Agreement;
(iii) such assignment shall not deprive Seller of rights or benefits, or relieve Buyer of any obligations or liabilities, under this agreement; (iv) Seller shall not be obligated to expend funds or incur obligations or liabilities in connection therewith; (v) Buyer shall indemnify and hold harmless Seller from and against any and all lost, liability, cost and expense arising and resulting from any such transaction.

         6.14 Payment of FCC Regulatory Fees. Seller shall provide evidence, reasonably satisfactory to Buyer, that all regulatory fees related to the FCC Licenses have been paid and are current, or Seller shall make such payments prior to Closing.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
            AT CLOSING

         7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                  (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Consents. All Consents shall have been obtained and delivered to Buyer without any adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.1 hereof, Seller shall have complied with any conditions imposed on it by the FCC Consent, and the FCC Consent shall have become a Final Order.

                  (e) Governmental Authorizations. Seller shall be the holder of all Licenses and there shall not have been any modification of any License that could have a material adverse effect on the Station or the conduct of its business and operations. No proceeding shall be pending or threatened the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any License.

                  (f) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

                  (g) Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, assets, or properties of the Station, including any damage, destruction, or loss affecting any assets used or useful in the conduct of the business of the Station.

                  (h) Modification Application. Buyer shall have a reasonable expectation that the Modification Application will be granted without conditions unacceptable to Buyer.

                  (i) Tower Lease. Seller shall have entered into a tower lease agreement with Hampton Roads Educational Telecommunications Corporation ("HRETC") for space on a tower to be constructed by HRETC for television station WHRO (the "New WHRO Tower"), subject to and in accordance with the following:
(A) Buyer shall be solely responsible for negotiating the terms and provisions of said lease agreement directly with HRETC and for preparing the documentation of said lease agreement; (B) Buyer shall keep Seller informed of such negotiations and shall permit Seller to be present at such negotiations; (C) said lease agreement shall expressly provide that it is assignable by Seller to Buyer and that upon such an assignment, HRETC shall release Seller from any and all further obligations and liabilities arising thereunder; (D) Seller hereby covenants to Buyer that at the Closing Seller shall assign said lease agreement to Buyer; and (E) Buyer hereby covenants to Seller that at Closing Buyer shall assume said lease agreement from Seller; and (F) said lease agreement shall expressly provide that if the transactions contemplated by this Agreement are not consummated, Seller, in its sole discretion, shall have the option to terminate said lease agreement without penalty.

         7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

                  (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

                  (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.1 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8.  CLOSING AND CLOSING DELIVERIES


         8.1 Closing.

                  (a) Closing Date. The Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to Seller, that is (1) not earlier than the fifth business day after the FCC Consent is granted, and (2) not later than ten business days following the date upon which the FCC Consent has become a Final Order, subject to satisfaction or waiver of all other conditions precedent to the holding of the Closing; provided, however, that in no event shall the Closing take place earlier than January 2, 1998. If Buyer fails to specify the date for Closing prior to the fifth business day after the date upon which the FCC Consent becomes a Final Order, the Closing shall take place on the tenth business day after the date upon which the FCC Consent becomes a Final Order.

                  (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and Seller.

         8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  (a) Transfer Documents. Duly executed warranty bills of sale, deeds, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges or encumbrances, except for liens for current taxes not yet due and payable;

                  (b) Estoppel Certificates. Estoppel certificates of the lessors of all leasehold and subleasehold interests included in the Real Property and estoppel certificates of contracting parties to those Assumed Contracts listed in Schedule 3.7 that are designated to indicate that estoppel certificates are required under this paragraph;

                  (c) Consents. A manually executed copy of any instrument evidencing receipt of any Consent;

                  (d) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an officer of Seller, certifying
(1) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (2) that Seller has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                  (e) Licenses, Contracts, Business Records, Etc. Copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations;

                  (f) Opinion of Counsel. An Opinion of Seller's counsel dated as of the Closing Date, substantially in the form of Schedule 8.2(i) hereto;

                  (g) Noncompetition Agreement. The Noncompetition Agreement in the form as Schedule 6.12, duly executed on behalf of Seller; and

                  (h) Lenders Certificates. Such certificates and confirmations to Buyer's senior lenders as Buyer may reasonably request in connection with obtaining financing for the performance of its payment obligations hereunder.

         8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

                  (a) Purchase Price. The Purchase Price as provided in Section 2.3;

                  (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Licenses and Assumed Contracts insofar as they relate to the time on and after the Closing Date and arise out of events related to Buyer's ownership of the Assets or its operation of the Station on or after the Closing Date;

                  (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an officer of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

                  (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, substantially in the form of Schedule 8.3(d) hereto.

                  (e) Noncompetition Agreement. The Noncompetition Agreement in the form of Schedule 6.12 duly executed by Buyer and the payment of $295,000 to Seller thereunder.

SECTION 9.        TERMINATION

         9.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Station abandoned, if Seller is not the in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                  (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in this Agreement have not been satisfied or waived in writing by Seller.

                  (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                  (c) Upset Date. If the Closing shall not have occurred by [insert date that is one year after the date of this Agreement].

                  (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Buyer received written notice of such breach from Seller.

         9.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Station abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                  (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement have not been satisfied or waived in writing by Buyer.

                  (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

                  (c) Upset Date. If the Closing shall not have occurred by [insert date that is one year after the date of this Agreement].

                  (d) Interruption of Service. If any event shall have occurred that prevented signal transmission of the Station in the normal and usual manner for a continuous period of ten days.

                  (e) Environmental Hazards. Buyer shall have notified Seller of material environmental hazards or the material possibility of environmental damages or clean-up costs, as indicated in the environmental study described in
Section 6.5, within 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date.

                  (f) Technical Deficiencies. Buyer shall have notified Seller of material deficiencies in the operations or equipment of the Station, as indicated in the engineering study described in Section 6.6, within 30 days prior to the Closing Date, and the cause thereof shall not have been remedied prior to the Closing Date.

                  (g) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within fifteen days after Seller received written notice of such breach from Buyer.

         9.3 Rights on Termination. If this Agreement is terminated pursuant to
Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other with respect to the purchase and sale of the Assets. If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment to Seller of $700,000 pursuant to Section 9.4 below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of $700,000 is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement. If this Agreement is terminated by Buyer due to Seller's material breach of this Agreement, Buyer shall have all rights and remedies available at law or equity.

         9.4 Escrow Deposit. Buyer has deposited with the Escrow Agent the sum of $700,000 in accordance with the Escrow Agreement in the form of Schedule 9.4 hereof. All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                  (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                  (b) If this Agreement is terminated pursuant to Section 9.1 or
9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                  (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then $700,000 of the amount held by the Escrow Agent pursuant to the Escrow Agreement shall be disbursed to or at the direction of Seller as liquidated damages under Section 9.3 above and any interest or other proceeds from the investment of funds held by the Escrow Agent shall be disbursed by the Escrow Agent to or at the direction of Buyer.

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

         10.1 Representations and Warranties. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period of eighteen months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by Seller shall affect Buyer's right to rely on any representation or warranty made by Seller or relieve Seller of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         10.2 Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

                  (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

                  (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement, including any liabilities arising at any time under any Contract not included in the Assumed Contracts.

                  (c) Any loss, liability, obligation, or cost resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets.

                  (d) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station prior to the Closing, including any liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior the Closing Date.

                  (e) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.3 Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

                  (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

                  (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement.

                  (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Station on and after the Closing.

                  (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

                  (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five days after written notice of such action, suit, or proceeding was given to Claimant.

                  (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as applicable.

                  (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

                  (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                  (e) The indemnifications rights provided in Sections 10.2 and
10.3 shall extend to the shareholders, directors, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

         10.5 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

         10.6 Attorneys' Fees. In the event of a default by either party which results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses.

         10.7 Limitations. Notwithstanding any provision to the contrary in
Section 10 of this Agreement, or any provision to the contrary elsewhere in this
Agreement:

              (a) An Indemnifying Party shall have no indemnification obligation under Section 10 of this Agreement for the first Fifty Thousand Dollars ($50,000) claimed by Claimant.

              (b) Under no circumstances shall any party hereto have an indemnification obligation under this Section 10 in an amount which, in the aggregate, exceeds the Purchase Price.

SECTION 11.  MISCELLANEOUS

         11.1 Fees and Expenses. Any federal, state, or local sales or transfer tax arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement shall be paid by Seller. Buyer and Seller shall each pay one-half of any fees payable to the Escrow Agent and all filing fees required by the FCC in connection with the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Each party shall be responsible for all fees or commissions payable to any other finder, broker, advisor, or similar person retained by or on behalf of such party.

         11.2 Arbitration. Except as otherwise provided to the contrary below, any dispute arising out of or related to this Agreement that Seller and Buyer are unable to resolve by themselves shall be settled by arbitration by a panel of three (3) neutral arbitrators who shall be selected in accordance with the procedures set forth in the commercial arbitration rules of the American Arbitration Association. The persons selected as arbitrators shall have prior experience in the broadcasting industry but need not be professional arbitrators, and persons such as lawyers, accountants, brokers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in Washington, D.C. The written decision of a majority of the arbitrators shall be final and binding on Seller and Buyer. The costs and expenses of the arbitration proceeding shall be assessed between Seller and Buyer in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. Judgment on the award, if it is not paid within thirty days, may be entered in any court having jurisdiction over the matter. No action at law or suit in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by Seller or Buyer against the other except (i) an action to compel arbitration pursuant to this Section, (ii) an action to enforce the award of the arbitration panel rendered in accordance with this Section, or
(iii) a suit for specific performance pursuant to Section 10.5.

         11.3 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:              James L. Lockwood, Jr., CEO
                           Channel 49 Acquisition Corporation
                           220 Salters Creek Road
                           Hampton, Virginia 23661

With a copy to:            Mark J. Prak, Esq.
                           Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                           First Union Capitol Center, Suite 1600
                           Raleigh, North Carolina   27601

If to Buyer:               Lowell W. Paxson, Chairman
                           Paxson Communications Corporation
                           601 Clearwater Park Road
                           West Palm Beach, FL  33401

With a copy to:            John R. Feore, Jr., Esq.
                           Dow, Lohnes & Albertson, PLLC
                           1200 New Hampshire Avenue, N.W.
                           Suite 800
                           Washington, D.C.  20036
or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.3.

         11.4 Benefit and Binding Effect. Except as otherwise expressly provided herein, neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to one or more subsidiaries or commonly controlled affiliates of Buyer without seeking or obtaining Seller's prior approval in which event Buyer shall have no further obligation hereunder and Buyer may collaterally assign its rights and interests hereunder to its senior lenders without seeking or obtaining Seller's prior approval. Upon any permitted assignment by Buyer or Seller in accordance with this Section 11.4, all references to"Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "Seller" herein shall be deemed to be references to Seller's assignee, as the case may be. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

         11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

         11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

         11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

         11.11 Press Release. Neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         11.13 Severability. If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless remain in full force and effect.

         11.14 Time Brokerage Agreement. The TBA provides, inter alia, that Buyer shall provide programming for the Station, shall be responsible for the employment of all personnel involved in the broadcast of such programming, shall retain all revenues received form network and program suppliers and from the sale of advertising within such programming, and shall have other rights and obligations as are set forth in the TBA. Buyer and Seller hereby agree that Seller shall not be in breach of or default under any representation, warranty, covenant, obligation, or provision under this Agreement, nor shall Seller be deemed to have failed to satisfy any condition of Closing under this Agreement, to the extent that any such breach or default is a result of actions taken by Buyer pursuant to the TBA.


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




         IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                    PAXSON COMMUNICATIONS
                                    CORPORATION



                                    By: /s/ Lowell W. Paxson
                                       -------------------------------
                                             Name:  LOWELL W. PAXSON
                                             Title: CHAIRMAN



                                    CHANNEL 49 ACQUISITION CORPORATION



                                    By:
                                       -------------------------------
                                             Name:
                                             Title: